Exhibit 99.1

Contact:	Jeff Rosenthal
President & Chief Executive Officer
(205) 942-4292

HIBBETT ADDS NEW BOARD MEMBER

BIRMINGHAM, Ala. (May 31, 2012) – Hibbett Sports, Inc. (NASDAQ/GS: HIBB), a sporting goods retailer, today announced that Anthony F. Crudele has been appointed to the Company’s Board of Directors, bringing the Board’s current membership to nine directors. Mr. Crudele, whose term expires in 2014, will serve on the Company’s Audit Committee.

Mickey Newsome, Executive Chairman, stated, “Tony’s experience and track record at Tractor Supply and The Sports Authority provide a unique blend of sporting goods industry perspective and knowledge of the rural customer that will be a valuable asset to Hibbett. We welcome his retail expertise to our Board of Directors and look forward to leveraging his experience in high-growth retail environments.”

Mr. Crudele has served as Executive Vice President and Chief Financial Officer of Tractor Supply Company since 2005. Prior to that time, he served as Executive Vice President and Chief Financial Officer of Gibson Guitar Corp. from 2003 to 2005; as Executive Vice President and Chief Financial Officer of Xcelerate Corp from 2000 to 2003; and in senior financial roles at The Sports Authority, including Senior Vice President and Chief Financial Officer from 1996 to 1999. Mr. Crudele began his career in 1978, spending the majority of his public accounting tenure at the international accounting firm of Price Waterhouse.

Hibbett Sports, Inc. operates sporting goods stores in small to mid-sized markets, predominately in the Southeast, Southwest, Mid-Atlantic and the lower Midwest regions of the United States.  The Company’s primary store format is Hibbett Sports, a 5,000-square-foot store located in strip centers and enclosed malls.

A WARNING ABOUT FORWARD LOOKING STATEMENTS:  Certain matters discussed in this press release are "forward looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995.  Forward looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, guidance, outlook, or estimate.  For example, our forward looking statements include the statement regarding Mr. Crudele’s leveraging his experience in high-growth retail environments.  Such a statement is subject to risks and uncertainties that could cause actual results to differ materially, including economic conditions, industry trends, merchandise trends, vendor relationships, customer demand, and competition.  For a discussion of these factors, as well as others which could affect our business, you should carefully review our Annual Report and other reports filed from time to time with the Securities and Exchange Commission, including the "Risk Factors," "Business" and "MD&A" sections in our Annual Report on Form 10-K filed on March 26, 2012.  In light of these risks and uncertainties, the future events, developments or results described by our forward looking statements in this document could turn out to be materially and adversely different from those we discuss or imply.  We are not obligated to release publicly any revisions to any forward looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

END OF EXHIBIT 99.1